                                                                       EXHIBIT 8

    [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. APPEARS HERE]



                                 April 6, 1999


Prentiss Properties Trust
3890 W. Northwest Highway
Suite 400
Dallas, Texas 75220


Dear Sir or Madam:

          You have requested our opinion that Prentiss Properties Trust ("PPT") was organized and has operated in conformity with the requirements for qualification as a "real estate investment trust" (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with its taxable year ending December 31, 1996 and through the date hereof and its current and proposed method of operation will enable PPT to continue to qualify as a REIT. In rendering our opinion, we have examined such documents as we have deemed necessary. We have assumed the current and continued correctness of the representations made to us by PPT relating to issues of fact regarding PPT's past and current compliance with various requirements for achieving and maintaining REIT status under the Code and PPT's anticipation that it will be able to comply with such requirements in the future (the "Factual Representations"). We have made no independent verification of the correctness of the Factual Representations regarding past and current compliance with requirements for REIT status and will not undertake to verify the correctness of PPT's Factual Representations regarding future compliance. We have assumed that
(i) each Factual Representation is and will be correct without regard to any qualification as to the best knowledge of any person, (ii) all Factual Representations by PPT as to value are correct and we have made no independent verification as to such values, and (iii) PPAP and each Sub Partnership is a "partnership" for federal income tax purposes. You have represented to us that PPT has previously received an opinion from Hunton and Williams that PPAP and each Sub Partnership will be treated as "partnerships" for federal income tax purposes.

Prentiss Properties Trust
Page 2
April 6, 1999


     The Factual Representations provided to us may affect the conclusions stated in our opinions. Moreover, PPT's qualification and taxation as a REIT depended and depends upon its ability to meet, for each taxable year, various tests imposed under the Code. These include, among others, tests relating to asset composition, operating results, distribution levels and diversity of stock ownership. We will not review (and have not reviewed) PPT's compliance with these tests. Accordingly, no assurance can be given that the actual results of PPT's operations for any taxable year will satisfy (or has satisfied) the requirements.

          Our opinion is based on the provisions of the Code, Treasury Regulations promulgated under the Code, judicial authority and currently published revenue rulings and procedures, all as of the date of this letter, and all of which may change at any time. Any change in the relevant facts (including any assumptions upon which this opinion is, in part, based) or law could change our conclusions and would render our opinion inapplicable. This opinion represents our best legal judgment and has no binding effect on the IRS. Accordingly, no assurance can be given that the IRS or a court would concur with the conclusions reached herein.

     Based on the foregoing, assuming that the election and actions of PPT represented to us are and will be observed and completed as applicable in a timely fashion, we are of the opinion that (i) PPT was organized and has operated in conformity with the requirements for qualification as a REIT under the Code beginning with its taxable year ending December 31, 1996 and through the date hereof and its current and proposed method of operation will enable PPT to continue to qualify as a REIT and (ii) the descriptions of the law and the legal conclusions discussed in the Form S-3 Registration Statement filed with the SEC on April 6, 1999 (the "Registration Statement") under the caption "Federal Income Tax Considerations" fairly summarize the federal income tax considerations that are likely to be material to a holder of the Series A Preferred Shares or Common Shares issuable upon the conversion of the Series A Preferred Shares.

          We express no opinion as to any other matter. No reference may be made to this opinion letter in any financial statement, or document, nor may this opinion letter be distributed in any manner without our prior written consent, except (i) such opinion may be furnished to the IRS in connection with an examination and (ii) we consent to the filing of this opinion as an Exhibit to the Registration Statement.



                                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                  /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.